UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (date of earliest event reported): March 9, 2006
Innuity, Inc.
(Formerly Source Energy Corp) (Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation)	0-29129 (Commission File No.)	87-0370820 (I.R.S. Employer Identification No.)
8644 154th Avenue NE
Redmond, WA 98052
(Address of principal executive offices)
(425) 497-9909
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     As used in this Current Report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “Innuity” refer to Innuity, Inc., a Utah corporation, and its subsidiaries.
Item 1.01 Entry into a Material Definitive Agreement.
     On March 9, 2006, we entered into an Asset Purchase Agreement with Hello Metro Incorporated (“Hello Metro”), Superfly Advertising, Inc. (“Superfly”), Treefrog Commerce, Inc. (“Treefrog”) and Clark Scott (“Scott”). Pursuant to the Asset Purchase Agreement, Hello Metro will sell to us certain assets and properties that are primarily related to its business of providing internet users local content, guides and information concerning certain cities around the world, and Superfly and Treefrog will sell to us certain of their assets and properties primarily related to their internet traffic businesses (collectively, the “Businesses”). Under the terms of the Asset Purchase Agreement, we will assume certain liabilities to the extent related to the Businesses and will pay a purchase price of $18,000,000 in cash, subject to a closing adjustment based on the closing balance sheet. The Asset Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions.
     On April 7, 2006, the Assert Purchase Agreement by and among us and Hello Metro, Superfly, Treefrog and Scott was amended The amendment extends the date after which we or the sellers may terminate the Stock Purchase Agreement if the closing has not occurred by such date to April 28, 2006. We also agreed to pay the sellers a marketing reimbursement of $65,000 and an extension fee of $75,000. Neither of these fees will be deducted from the purchase price of the assets under the Asset Purchase Agreement.
     The closing of the asset purchase is subject to closing conditions, including our receipt of adequate financing to pay the purchase price, the completion of our business, legal and accounting due diligence investigation to our sole satisfaction, and the approval of the transaction by our Board of Directors. We were not able to obtain financing by the original targeted closing date of April 3, 2006 under the Asset Purchase Agreement, and are continuing to seek equity or debt financing for the transaction. There is no assurance that we will be able to obtain financing and be able to close the transaction on or before the new April 28, 2006 targeted closing date. Neither we, nor any of our affiliates, has any material relationship with Hello Metro, Superfly, Treefrog or Scott.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNUITY, INC.
Dated: April 12, 2006	By:	/s/ John R. Wall
John R. Wall
Chief Executive Officer